Exhibit 99.1

NEWS RELEASE: Dec. 7, 2008

FARM - NASDAQ NATIONAL MARKET SYSTEM

Farmer Bros. Declares Dividend; Reports Stockholder Voting Results;

Announces Roger Laverty Is CEO After Planned Management Transition

TORRANCE, Calif. – (BUSINESS WIRE) – Dec. 7, 2008 – Farmer Bros. Co. (NASDAQ: FARM) today said its Board of Directors approved payment of a dividend of $0.11½  per share for stockholders of record on Jan. 25, 2008, payable Feb. 11, 2008.

The Company also reported that, at the 2007 Annual Meeting, held Dec.6, stockholders elected three individuals to the Board of Directors for three-year terms expiring in 2010. Here are the preliminary vote counts:

Director Nominee	Votes Cast For	Votes Withheld
Roger M. Laverty III (CEO and President)	15,141,960	338,466
Martin A. Lynch (Independent Director)	15,113,766	366,660
James M. McGarry (Independent Director)	15,176,639	303,787

Guenter W. Berger, 70, formally announced to the meeting his planned retirement as Chief Executive Officer. He remains Chairman of the Board of Directors. As planned, Roger M. Laverty III, 60, succeeded him as Chief Executive Officer and President.

In addition, stockholders approved the proposed 2007 Omnibus Plan that enables certain awards of incentive compensation to employees. The proposal was approved by a preliminary count of 13,420,752 votes, with 409,941 shares voting against the proposal and 674,177 abstentions and no broker non-votes.

Stockholders also ratified the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending June 30, 2008. The preliminary results were 15,324,774 votes in favor of the proposal, 49,247 votes against and 106,405 abstentions and no broker non-votes.

Of the 16,075,000 shares of common stock outstanding and entitled to vote at the Annual Meeting, 15,480,426 or 96% were represented, a quorum.

Management presented stockholders its “State of the Company Report.” The Company intends to file an edited version of that report on Form 8-K and will present the report on the investor section of its web site, www.farmerbroscousa.com. The Company will report the final vote counts in the Company’s next financial report on Form 10-Q.

About Farmer Bros.

Farmer Bros. Co. is an institutional coffee roaster that sells a variety of coffee and allied products to the food service industry and private-label customers such as retailers. The Company’s signature Farmer Bros. trucks and vans bearing the “Consistently Good” logo are seen throughout Farmer Brothers’ 28-state service area. The Company’s wholly owned Coffee Bean Intl. is one of the nation’s leading specialty coffee roasters and wholesalers. Farmer Brothers has paid a dividend in every year since 1953, increased its dividend in every year since 1997, and its stock price has risen on a split-adjusted basis from $1.80 a share in 1980. For more information, go to: www.farmerbroscousa.com.

Contact:        Abernathy MacGregor Group           Jim Lucas        213-630-6550